                                                                Exhibit 10.7

                                                                October 15, 2001

Mr. David Margolese
c/o Sirius Satellite Radio Inc.
1221 Avenue of the Americas
36th Floor
New York, New York 10020

Dear David:

     This letter agreement (this "Agreement") confirms our understanding and agreement with respect to your resignation as Chief Executive Officer of Sirius Satellite Radio Inc. (the "Company"). The Company confirms that, as of the date hereof, you are serving as the Chairman of the Board of Directors of the Company (the "Board"), at the discretion of the Board.

         1. Resignation. Effective as of the date of this Agreement (the "Resignation Date"), you hereby resign as an employee of the Company and from your position as the Chief Executive Officer of the Company and from all other positions you hold and/or committees on which you serve, with respect to, or on behalf of, the Company and its affiliates (other than your position as the Non-executive Chairman (as defined in Section 5) which you will continue to hold, subject to Section 5).

         2. Rights Under Existing Option Agreements. The Company confirms that Exhibit A hereto accurately identifies all options held by you as of the date hereof (the "Options"). Except as specifically provided in Section 3(b), the Options shall be governed by the terms of the plans and related agreements under which they were granted.

         3. Payments. In consideration of you entering into this Agreement, including the general release contained in Section 10 and the covenants contained herein, you will be entitled to the following:

                  (a) A lump sum cash payment in the amount of Five Million Dollars ($5,000,000), less applicable withholding taxes (the "Payment"), within three business days following the expiration of the Revocation Period (as defined in Section 10(c)); provided that you have not exercised your right to revoke this Agreement as described in
         Section 10(c);

                  (b) Subject to your election not to revoke this Agreement as described in Section 10(c), notwithstanding the terms of the CD Radio Inc. 1994 Option Plan and the Sirius Satellite Radio 1999 Long-Term Stock Incentive Plan (collectively, the "Option Plans") or any option agreement executed by the Company and you evidencing an award under the Option Plans, (x) each unvested option to purchase common stock of the Company held by you as of the date of this Agreement shall continue to vest during your service as Non-executive Chairman and (y) the Options shall remain exercisable until the earliest to occur of:

                  (i) The date which is six years and six months following the Resignation Date;

                  (ii) Ninety days following the date on which the Board determines, in good faith, that you have failed to materially perform your obligations under Section 5(b)(i) or 5(b)(iii) of this Agreement or materially breached any of the provisions of Section 6, 7, 8(a)(i) or 8(b) of this Agreement; and

                  (iii) Eighteen months following the date your services as the Non-executive Chairman terminate for any reason (other than a reason enumerated in clause (ii) above), without a written agreement providing for other continuing services.

         4. Full Satisfaction. You hereby acknowledge and agree that, except for the Payment, and the other benefits under this Agreement that will become payable to you hereunder if you do not revoke this Agreement as described in
Section 10(c), you will not be entitled to any other compensation or benefits from the Company or its affiliates, including, without limitation, any other severance or termination benefits and any compensation or benefits under the employment agreement dated as of January 1, 1999 between you and the Company (the "Prior Agreement") (which Prior Agreement is hereby terminated and of no further force or effect without further liability of either party thereunder).

         5. Services as Chairman. Pursuant to the charter and the bylaws of the Company, you were elected as a member of the Board and currently serve, at the discretion of the Board, as Chairman. It is agreed that, until you are removed as Chairman by the Board, are not elected as a director of the Company or resign as Chairman and/or as a member of the Board, you will continue to serve as the non-executive Chairman of the Board ("Non-executive Chairman").

                  (a) During your service as Non-executive Chairman you shall be entitled to such compensation as is determined, from time to time, in the sole discretion of the Board, although it is currently anticipated that you will (i) receive fees equal to $200,000 per year, payable in monthly installments, (ii) be entitled to an office and secretarial support at an off-site location mutually agreed between you and the Company and subject to a written budget approved by the Board, (iii) be reimbursed for reasonable business expenses, including, without limitation, travel expenses, incurred in the performance of the responsibilities set forth in this Section 5 which are approved in advance by the Company's General Counsel, and (iv) be entitled to participate in employee benefit plans available to other non-employee directors of the Company.

                  (b) As Non-executive Chairman you shall (i) be responsible for preparing the Board agenda and chairing the meetings of the Board, (ii) to the extent requested by the Board, be available to the Chief Executive Officer of the Company

         ("CEO") (or the Office of the CEO during any period when there is no CEO) and the Board members, or their appointees to assist on Company matters, at reasonable times; provided, however, that requests for assistance from individual directors shall be coordinated by and communicated through the Company's General Counsel, and (iii) only work through the CEO (or the Office of the CEO during any period when there is no CEO) and Board members or their appointees, and, except as otherwise specifically provided herein, you shall not communicate directly with the Company or its employees except with the express approval of the CEO (or the Office of the CEO during any period when there is no CEO). The Company agrees that services requested of you hereunder may be provided telephonically or by other electronic means of transmission from such location or locations as you may reasonably determine; provided, that you will use your best efforts to provide your services in person upon reasonable prior advance notice from the Company's General Counsel.

                  (c) As Non-executive Chairman you will not be an employee of the Company and shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company.

                  (d) It is intended that the fees paid under this Section 5 shall represent non-employee revenues for services rendered by you as a consultant. To the extent consistent with applicable law, the Company will not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. You shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes and shall hold the Company, its officers, directors and employees harmless from any liability arising from the failure to withhold such amounts.

                  (e) During any period of your continuing services as Non-executive Chairman, you shall continue to have the benefit of the Company's directors' and officers' liability insurance to the same extent as the Company's other directors, and, to the extent not covered thereby, to indemnification to the extent provided in the Company's charter or by-laws.

                  (f) In the event that your services as the Non-executive Chairman are terminated for any reason (the date of any such termination being referred to as the "Termination Date"), unless other continuing services and compensation arrangements are agreed upon in writing, this Agreement shall terminate and, other than the right to fees and other benefits through the Termination Date under Section 5 hereof, your rights under Section 3 hereof and your rights retained under the proviso to Section 10(a) hereof, you shall have no further right to any fees or any other benefits or perquisites under this Agreement; provided that the provisions of Sections 6 through 13 of this Agreement shall survive any termination of this Agreement.

         6. Nondisclosure of Confidential Information. You acknowledge that in the course of your service to the Company you have occupied, and will continue to occupy, a position of trust and confidence. You shall not, except as may be required to perform your duties hereunder or as required by applicable law, disclose to others or use, directly or indirectly, any Confidential Information regarding the Company and its proposed business and operations.

"Confidential Information" shall mean information about the Company and its proposed business and operations that is not disclosed by the Company for financial reporting purposes and that was learned by you in the course of your employment by the Company or service as a director of the Company, including, without limitation, any proprietary knowledge, patents, trade secrets, data, formulae, business plans, forecasts, strategies, information and client and customer lists and all papers, resumes and records (including computer records) of the documents containing such Confidential Information. You acknowledge that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. You agree to deliver or return to the Company, at the Company's request at any time, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by, or on behalf of, the Company or prepared by you relating to the business of the Company and its subsidiaries.

         7. Covenant Not to Compete. For a period beginning on the date of this Agreement and ending two years after the Termination Date (the "Restricted Period"), you will not, directly or indirectly, enter into the employment of, render services to or acquire any interest whatsoever in (whether for your own account as an individual proprietor, or as a partner, associate, stockholder, officer, director, consultant, trustee or otherwise), or otherwise assist, any person or entity engaged in any operations in North America involving the transmission of radio entertainment programming in competition with the Company or that competes, or is likely to compete, with any other aspect of the business of the Company as conducted on the Termination Date; provided, that nothing in this Agreement shall prevent the purchase or ownership by you by way of investment of up to five percent (5%) of the shares or equity interests of any corporation or other entity. Without limiting the generality of the foregoing, you agree that during the Restricted Period, you will not call on or otherwise solicit business or assist others to solicit business from any of the customers or potential customers of the Company as to any product or service that competes with any product or service provided or marketed by or actually under development by the Company at the Termination Date. You furthermore agree that during the Restricted Period you will not solicit or assist others to solicit the employment of or hire any employee of the Company without the prior written consent of the Company.

         8. Nondisparagement. (a) You agree (i) not to make any disparaging statements about the Company, its affiliates, their predecessors or successors or any of their past and present officers, directors, stockholders, partners, bankers, analysts, members, agents and employees or the Company's business practices, operations or personnel policies and practices to any of the Company's customers, clients, competitors, suppliers, investors, directors, consultants, employees, former employees or the press or other media in any country and (ii) not to engage in any contact with the media with respect to the Company or its affiliates, employees, stockholders, partners or directors without the prior written consent of the Company. Requests for consent shall be directed to the Company's General Counsel.

         (b) Except to the extent required by subpoena or other legal process, you shall not issue any press release or issue or publish any other statement relating to the Company or its affiliates which is inconsistent with the press release attached hereto as Exhibit B (the "Resignation Press Release").

         (c) In return, the Company will not, and will instruct its officers, directors and employees not to, make any disparaging statements about you and shall not issue any press release or other statement relating to you which is inconsistent with the Resignation Press Release.

         (d) The Company and you agree that the Company shall issue a press release in the form of the Resignation Press Release coincident with, or promptly following, the Resignation Date.

         9. Remedies. You agree that damages for breach of your covenants under
Section 6, 7 or 8 will be difficult to determine and inadequate to remedy the harm which may be caused thereby, and therefore consent that these covenants may be enforced by temporary or permanent injunction without the necessity of bond. Such injunctive relief shall be in addition to and not in place of any other remedies available at law or equity. You believe that the provisions of this Agreement are reasonable and that you are capable of gainful employment without breaching this Agreement. In the event any court or tribunal declines to enforce any provision of Section 6, 7 or 8 of this Agreement, this Agreement shall, to the extent applicable in the circumstances before such court or tribunal, be deemed to be modified to restrict your competition with the Company to the maximum extent of time, scope and geography which the court or tribunal shall find enforceable, and such provisions shall be so enforced. The losing party shall reimburse the prevailing party for any costs and attorneys fees incurred in connection with any action to enforce the covenants contained in this Agreement. You and the Company shall have available all remedies at law and in equity for the enforcement of this Agreement, which remedies (including, without limitation, termination of this Agreement as provided herein) shall be cumulative and not elective.

         10. General Release.

                  (a) For and in consideration of the Payment and the other agreements made by the Company hereunder, you hereby agree on behalf of yourself, your agents, assignees, attorneys, successors, assigns, heirs and executors, to, and you do hereby, fully and completely forever release the Company and its affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the "Releasees"), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, executions and demands of any kind whatsoever, which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have against the Releasees or any of them, in law, admiralty or equity, whether known or unknown to you, for, upon, or by reason of, any matter, fact, action, omission, course or thing whatsoever occurring up to the date this Agreement is signed by you, including, without limitation, in connection with or in relationship to your employment or other service relationship with the Company or its affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its respective affiliates (such released claims are collectively referred to herein as the "Released Claims"); provided that the Released Claims shall not include any claims to enforce your rights under, and you shall retain the right to bring claims with respect to, (i) this Agreement, (ii) benefits under the Company's directors' and officers' liability insurance policies, (iii) indemnification to the extent provided under the Company's charter or by-laws, and (iv) benefits due to you in accordance with the provisions of any applicable Company employee benefit plan or under COBRA.

                  (b) Notwithstanding the generality of clause (a) above, the Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974 (except with respect to benefits under Section 10(a)(iv) above), the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney's fees, costs, expenses and all claims for any other type of damage or relief.

                  (c) You represent that you have read carefully and fully understand the terms of this Agreement, and that you have been advised to consult with an attorney and have had the opportunity to consult with an attorney prior to signing this Agreement. You acknowledge that you are executing this Agreement voluntarily and knowingly and that you have not relied on any representations, promises or agreements of any kind made to you in connection with your decision to accept the terms of this Agreement, other than those set forth in this Agreement. You acknowledge that you have been given at least twenty-one days to consider whether you want to sign this Agreement and that the Age Discrimination in Employment Act gives you the right to revoke this Agreement within seven days after it is signed, and you understand that you will not receive any payments due you under this Agreement until such seven day revocation period (the "Revocation Period") has passed and then, only if you have not revoked this Agreement. To the extent you have executed this Agreement within less than twenty-one days after its delivery to you, you hereby acknowledge that your decision to execute this Agreement prior to the expiration of such twenty-one day period was entirely voluntary.

         11. Mitigation. You shall not be required to mitigate damages or the amount of any benefit or payment provided under this Agreement by seeking other employment, or otherwise; nor shall any amount of any benefit or payment provided for under this Agreement be reduced by any compensation earned by you as a result of employment by another employer.

         12. Governing Law. This Agreement will be governed, construed and interpreted under the laws of the State of New York, without regard to the conflict of laws provisions thereof.

         13. Entire Agreement; Counterparts. This constitutes the entire agreement between the parties. This Agreement expressly supersedes the Prior Agreement and any arbitration policy of the Company. This Agreement may not be modified or changed except by written instrument executed by all parties and may be executed in counterparts, each of which shall constitute an original and which together shall constitute a single instrument.

         If this Agreement correctly sets forth your understanding of our agreement with respect to the foregoing matters, please so indicate by signing and dating in the space provided below.

                                    Very truly yours,

                                    SIRIUS SATELLITE RADIO INC.



                                    By: /s/ Patrick L. Donnelly
                                       ------------------------
                                       Patrick L. Donnelly
                                       Senior Vice President and General Counsel

Reviewed, approved and agreed:

/s/ David Margolese
------------------------
David Margolese

Date:  October 16, 2001

                                                                       Exhibit A
                                 Option Holdings

Vested Options:
Date of Grant              Number of Underlying Shares                 Exercise Price
-------------              ---------------------------                 --------------
02/02/94                           300,000                             $5.00
04/24/96                           400,000                             $8.5625
01/01/99                           1,800,000                           $31.25
12/17/99                           350,000                             $30.50
05/11/01                           1,500,000                           $12.67

Unvested Options:
Date of Grant              Number of Underlying Shares                 Exercise Price
-------------              ---------------------------                 --------------
12/17/99                           350,000                             $30.50


                                                                       Exhibit B

     [SIRIUS SATELLITE RADIO LOGO]

                      [SIRIUS SATELLITE RADIO LETTERHEAD]


                    DAVID MARGOLESE STEPS DOWN AS SIRIUS CEO

             In-Vehicle Testing Expanding to Six Additional Markets
              Commercial Launch Update Scheduled for November 14th

NEW YORK--October 16, 2001--Sirius Satellite Radio (Nasdaq: SIRI), the satellite radio broadcaster, today announced that David Margolese has stepped down as Chief Executive Officer. The duties of Chief Executive Officer will be assumed, on an interim basis, by an Office of the Chief Executive consisting of John J. Scelfo, Senior Vice President and Chief Financial Officer, and Patrick L. Donnelly, Senior Vice President and General Counsel. Mr. Margolese will remain as non-executive Chairman of the Board of Directors of Sirius.

"Over the years, we have worked diligently to establish a foundation which would allow Sirius to become a world-class company," said David Margolese. "Sirius is now strong enough to achieve this and the time has come for me to pass the baton. It has been a privilege working this past decade with all of our wonderful people who literally are about to transform the face of radio."

The Board of Directors made the following statement: "The Board warmly thanks David for his great vision, leadership and dedication in creating both Sirius and the satellite radio industry; as Chairman, we will continue to benefit from David's strategic thinking. An intensive search for a new CEO is being conducted by the Board, with the help of Spencer Stuart, and is well under way. Our new CEO will complete Sirius' final transition from a development stage enterprise to an exciting entertainment company that will revolutionize radio. The Board has great confidence in the ability of our senior management to execute our plan while we complete this important search for a new CEO."

Sirius also announced today that at the end of this month it will expand in-vehicle testing of its service to six additional markets. This vehicle testing is designed to complete the evaluation of all aspects of the company's product and transmission, distribution and system capabilities, including retail sales support, installation, subscriber management and billing, customer service and communications. This phase is the final element of Sirius' comprehensive test program, after which the company expects to determine its commercial launch date, which had previously been scheduled for year-end. Sirius will update investors on the status of its commercial launch on a public conference call on Wednesday, November 14th. Conference call details will be announced separately.

As of September 30, 2001, Sirius had cash on hand, including restricted investments, of $392 million, sufficient funds to operate well into the fourth quarter '02.

                                    - more -

About Sirius
From its unique tri-satellite system orbiting directly over the U.S., Sirius (www.siriusradio.com) will broadcast up to 100 channels of digital quality radio to motorists throughout the continental United States for a monthly subscription fee of $12.95. Sirius will deliver 50 channels of 100% commercial-free music in virtually every genre, and up to 50 channels of news, sports, talk, comedy and children's programming. Sirius has exclusive alliances to install AM/FM/SAT radios in Ford, Chrysler, BMW, Mercedes, Jaguar, Volvo and Jeep'r' vehicles. Kenwood, Panasonic, Clarion and Jensen satellite radios, including models that can adapt any car stereo to receive Sirius, as well as home and portable products, will also be available at retailers such as Circuit City and Best Buy.


Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to Sirius Satellite Radio Inc. are not historical facts and may be "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2000. Among the key factors that have a direct bearing on our results of operations are the unavailability of radios capable of receiving our service and our dependence upon third parties to manufacture and distribute them; the potential risk of delay in implementing our business plan; the unproven market for our service; and our need for additional financing.


For more information:
Mindy Kramer
Sirius Satellite Radio
212-584-5138
mkramer@siriusradio.com


                                      # # #